As filed with the Securities and Exchange Commission on August 1, 2001
                                                    Registration No. 333-_______
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                             --------------------
                            REGISTRATION STATEMENT
                                      ON
                                   FORM S-3
                       UNDER THE SECURITIES ACT OF 1933
                             --------------------
                                 ODETICS, INC.
            (Exact name of Registrant as specified in its charter)

             Delaware                                       95-2588496
 (State or other jurisdiction of                         (I.R.S. Employer
         incorporation)                               Identification Number)

                         1515 South Manchester Avenue
                          Anaheim, California  92802
                                (714) 774-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                             --------------------
                                 JOEL SLUTZKY
               Chairman of the Board and Chief Executive Officer
                                 Odetics, Inc.
                         1515 South Manchester Avenue
                          Anaheim, California  92802
                                (714) 774-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                             --------------------
                                   Copy to:
                            Ellen S. Bancroft, Esq.
                            Elizabeth T. Hall, Esq.
                        Brobeck, Phleger & Harrison LLP
                              38 Technology Drive
                           Irvine, California 92618
                                (949) 790-6300

                             --------------------
       Approximate date of commencement of proposed sale to the public:
  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                     _____________________________________
                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                  Amount    Proposed Maximum   Proposed Maximum    Amount of
         Title of Shares                           to be     Offering Price       Aggregate       Registration
         to be Registered                       Registered    per Share(1)    Offering Price(1)       Fee
----------------------------------------------------------------------------------------------------------------------
  Class A Common Stock,                          78,740         $2.1797          $171,630             $43
  $0.10 par value per share (including
  associated preferred stock purchase rights)
======================================================================================================================

(1) Estimate based upon the average of the high and low sales prices of the Registrant's Class A Common Stock on July 27, 2001, as reported by the Nasdaq National Market, pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and its is not soliciting an offer to buy these securities in any state where the offer or sales is not


                                 78,740 Shares
                                 ODETICS, INC.
                             Class A Common Stock


     This prospectus relates to the public offering, which is not being underwritten, of 78,740 shares of our Class A common stock and associated purchase rights, which are held by some of our current stockholders. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares.

     We have two classes of common stock outstanding, the Class A common stock and the Class B common stock. The rights, preferences and privileges of each class of common stock are identical in all respects except for voting rights. The holders of the Class A common stock are entitled to elect 25% of the Board of Directors rounded up to the nearest whole number or two directors. The holders of the Class A common stock and the Class B common stock, voting together as a single class, are entitled to elect the balance of the Board or six directors. On all other matters to be addressed by a stockholder vote, the holders of Class A common stock have one-tenth of one vote per share held and the holders of Class B common stock have one vote per share held.

     Our Class A common stock and our Class B common stock are quoted on the Nasdaq National Market under the symbol "ODETA" and "ODETB," respectively. On July 27, 2001, the last reported sale price for the Class A common stock was $2.3438 per share and the last reported sale price for the Class B common stock was $2.00.


                            _____________________

     You should carefully consider the risk factors beginning on page 3 of this prospectus before purchasing any of the Class A common stock offered by this prospectus.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is August 1, 2001.

                                    ODETICS

     Odetics, Inc. is engaged in the development of communication and technology companies that may be spun-off to its shareholders. Odetics' companies develop software and hardware-based solutions for the intelligent transportation systems, telecommunications, video security, and television broadcast markets. Odetics' headquarters are located in Anaheim, California with additional operations in Europe and Asia.

     We currently define our business segments as video products, telecom products and ITS. Our video products segment includes our Broadcast, Inc. subsidiary and our Gyyr Incorporated subsidiary. Our telecom products segment includes our Zyfer, Inc. subsidiary and our Mariner Networks, Inc. subsidiary. Our ITS segment consists of our Iteris, Inc. subsidiary.

     Our principal executive offices are located at 1515 South Manchester Avenue, Anaheim, California 92802, and our telephone number is (714) 774-5000.

                                 RISK FACTORS

     Our business is subject to a number of risks, some of which are discussed below. Other risks are presented elsewhere in this report. You should consider the following risks carefully in addition to the other information contained in this report before purchasing the shares of our common stock. If any of the following risks actually occur, they could seriously harm our business, financial condition or results of operations. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

     We Have Experienced Substantial Losses and Expect Future Losses. We experienced significant operating losses of $49.8 million for the year ended March 31, 2001, $38.7 million for the year ended March 31, 2000 and $18.3 million for the year ended March 31, 1999. In January 2001, we announced the reorganization of our business in order to reduce our operating expenses and negative cash flow, which included the downsizing of our operations in Gyyr and Broadcast, and a 25% reduction in our total work force. We cannot assure you that this reorganization will improve our financial performance, or that we will be able to achieve profitability on a quarterly or annual basis in the future. Most of our expenses are fixed in advance, and we generally are unable to reduce our expenses significantly in the short-term to compensate for any unexpected delay or decrease in anticipated revenues. As a result, we may continue to experience losses, which could cause the market price of our common stock to decline.

     We Will Need to Raise Additional Capital in the Future and May Not Be Able to Secure Adequate Funds on Terms Acceptable to Us, or at All. Our line of credit facility expired on December 31, 2000. While we have received an extension on this facility until November 30, 2001, we will need to obtain a new line of credit from another lender in the near future. Substantially all of our assets have been pledged to our existing lender to secure the outstanding indebtedness under this facility ($13.5 million at March 31, 2001). We cannot assure you that we will be able to obtain a new line of credit on a timely basis, on acceptable terms, or at all. Even if we are able to secure a new line of credit, we anticipate that we will need to raise additional capital in the near future, either through additional bank borrowings, the monetization of certain real property, the divestiture of business units or select assets, or other debt or equity financings. These conditions, together with our recurring losses, raise substantial doubt about our ability to continue as a going concern. Our capital requirements will depend on many factors, including:

     .  our ability to control costs;

     . increased research and development funding, and required investments in our business units;

     .  our ability to generate operating income;

     .  market acceptance of our products;

     . technological advancements and our competitors' response to our products;

     .  capital improvements to new and existing facilities;

     .  increased sales and marketing expenses;

     .  potential acquisitions of businesses and product lines; and

     .  additional working capital needs.

     If our capital requirements are materially different from those currently planned, we may need additional capital sooner than anticipated. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced and such securities may have rights, preferences and privileges senior to our common stock. Additional financing may not be available on favorable terms or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our products, expand our sales and marketing programs, take advantage of future opportunities or respond to competitive pressures.

     Our Quarterly Operating Results Fluctuate as a Result of Many Factors. Our quarterly revenues and operating results have fluctuated and are likely to continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. Factors that could affect our revenues include, among others, the following:

     . our significant investment in research and development for our subsidiaries and business units;

     .  our ability to control costs;

     . our ability to develop, introduce, market and gain market acceptance of new products applications and product enhancements in a timely manner;
     . the size, timing, rescheduling or cancellation of significant customer orders;

     .  the introduction of new products by competitors;

     .  the availability of components used in the manufacture of our products;

     . changes in our pricing policies and the pricing policies by our suppliers and competitors, pricing concessions on volume sales, as well as increased price competition in general;

     . the long lead times associated with government contracts or required by vehicle manufacturers;

     . our success in expanding and implementing our sales and marketing programs;

     .  the effects of technological changes in our target markets;

     .  our relatively small level of backlog at any given time;

     .  the mix of sales among our business units;

     . deferrals of customer orders in anticipation of new products, applications or product enhancements;

     .  the risks inherent in our acquisitions of technologies and businesses;

     .  risks and uncertainties associated with our international business;

     . currency fluctuations and our ability to get currency out of certain foreign countries; and

     .  general economic and market conditions.

     In addition, our sales in any quarter may consist of a relatively small number of large customer orders. As a result, the timing of a small number of orders may impact our quarter to quarter results. The loss of or a substantial reduction in orders from any significant customer could seriously harm our business, financial condition and results of operations.

     Due to all of the factors listed above and other risks discussed in this report, our future operating results could be below the expectations of securities analysts or investors. If that happens, the trading price of our common stock could decline. As a result of these quarterly variations, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

     Our Operating Strategy for Developing Companies is Expensive and May Not Be Successful. Our business strategy entails intensive business development activities, which are expensive and highly risky. The goal of this strategy is to develop companies that can be spun-off to our stockholders. This strategy has in the past required us to make significant investments in our business units, both for research and development, and also to develop a separate infrastructure for certain of our business units, sufficient to allow the unit to function as an independent public company. We expect to continue to invest in the development of certain of our business units with the goal of obtaining additional capital to support further investment and eventually completing additional public offerings. We may not recognize the benefits of this investment for a significant period of time, if at all. Our ability to complete private financings or an initial public offering of any of our business units and/or spin-off our interest to our stockholders will depend upon many factors, including:

     . the overall performance and results of operations of the particular business unit;

     .  the potential market for our business unit;

     . our ability to assemble and retain a broad, qualified management team for the business unit;

     .  our financial position and cash requirements;

     .  the business unit's customer base and product line;

     . the current tax treatment of spin-off transactions and our ability to obtain favorable determination letters from the Internal Revenue Service; and

     . general economic and market conditions, including the receptiveness of the stock markets to initial public offerings.

     We may not be able to complete a successful private or public offering or spin-off of any of our business units in the near future, or at all. During fiscal 2001, we attempted to complete the initial public offering of Iteris. We withdrew the offering due to adverse market conditions. Even if we do complete additional public offerings, we may decide not to spin-off a particular business unit, or to delay the spin-off until a later date.

     We Must Keep Pace with Rapid Technological Change to Remain Competitive. Our target markets are in general characterized by the following factors:

     .  rapid technological advances;

     .  downward price pressure in the marketplace as technologies mature;

     .  changes in customer requirements;

     .  frequent new product introductions and enhancements; and

     .  evolving industry standards and changes in the regulatory environment.

     Our future success will depend upon our ability to anticipate and adapt to changes in technology and industry standards, and to effectively develop, introduce, market and gain broad acceptance of new products and product enhancements incorporating the latest technological advancements.

     We believe that we must continue to make substantial investments to support ongoing research and development in order to remain competitive. We need to continue to develop and introduce new products that incorporate the latest technological advancements in hardware, storage media, operating system software and applications software in response to evolving customer requirements. Our business and results of operations could be adversely affected if we do not anticipate or respond adequately to technological developments or changing customer requirements. We cannot assure you that any such investments in research and development will lead to any corresponding increase in revenue.

     Our Future Success Depends on the Successful Development and Market Acceptance of New Products. We believe our revenue growth and future operating results will depend on our ability to complete development of new products and enhancements, introduce these products in a timely, cost-effective manner, achieve broad market acceptance of these products and enhancements, and reduce our product costs. We may not be able to introduce any new products or any enhancements to our existing products on a timely basis, or at all. In addition, the introduction of any new products could adversely affect the sales of our certain of our existing products.

     Our future success will also depend in part on the success of several recently introduced products including DVMS, our family of digital time-lapse recorders; AutoVue, our lane departure warning system; and Dexter, our multi-service access device.

     Market acceptance of our new products depends upon many factors, including our ability to accurately predict market requirements and evolving industry standards, our ability to resolve technical challenges in a timely and cost-effective manner and achieve manufacturing efficiencies, the perceived advantages of our new products over traditional products and the marketing capabilities of our independent distributors and strategic partners. Our business and results of operations could be seriously harmed by any significant delays in our new product development. We have experienced delays in the past in the introduction of new products, particularly with our Roswell system, which we recently discontinued. Certain of our new products could contain undetected design faults and software errors or "bugs" when first released by us, despite our testing. We may not discover these faults or errors until after a product has been installed and used by our customers. Any faults or errors in our existing products or in any new products may cause delays in product introduction and shipments, require design modifications or harm customer relationships, any of which could adversely affect our business and competitive position.

     We currently outsource the manufacture of our AutoVue product line to a single manufacturer. This manufacturer may not be able to produce sufficient quantities of this product in a timely manner or at a reasonable cost, which could materially and adversely affect our ability to launch or gain market acceptance of AutoVue.

     We Have Significant International Sales and Are Subject to Risks Associated with Operating in International Markets. International product sales represented approximately 20% of our total net sales and contract revenues for the fiscal year ended March 31, 2001, approximately 19% for the fiscal year ended March 31, 2000 and approximately 27% for the fiscal year ended March 31, 1999. International business operations are subject to inherent risks, including, among others:

     . unexpected changes in regulatory requirements, tariffs and other trade barriers or restrictions;

     .  longer accounts receivable payment cycles;

     .  difficulties in managing and staffing international operations;

     .  potentially adverse tax consequences;

     .  the burdens of compliance with a wide variety of foreign laws;

     . import and export license requirements and restrictions of the United States and each other country in which we operate;

     . exposure to different legal standards and reduced protection for intellectual property rights in some countries;

     .  currency fluctuations and restrictions; and

     .  political, social and economic instability.

     We believe that international sales will continue to represent a significant portion of our revenues, and that continued growth and profitability may require further expansion of our international operations. Many of our international sales are currently denominated in U.S. dollars. As a result, an increase in the relative value of the dollar could make our products more expensive and potentially less price competitive in international markets. We do not engage in any transactions as a hedge against risks of loss due to foreign currency fluctuations.

     Any of these factors may adversely effect our future international sales and, consequently, on our business and operating results. Furthermore, as we increase our international sales, our total revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.

     We Need to Manage Growth and the Integration of Our Acquisitions. Over the past few years, we have expanded our operations and made several substantial acquisitions of diverse businesses, including Intelligent Controls, Inc., International Media Integration Services, Ltd., Meyer Mohaddes Associates, Inc., Viggen Corporation, certain assets of the Transportation Systems business of Rockwell International, and the Security Products Division of Digital Systems Processing, Inc. A key element of our business strategy involves expansion through the acquisition of complementary businesses, products and technologies. Acquisitions may require significant capital infusions and, in general, acquisitions also involve a number of special risks, including:

     . potential disruption of our ongoing business and the diversion of our resources and management's attention;

     .  the failure to retain or integrate key acquired personnel;

     . the challenge of assimilating diverse business cultures, and the difficulties in integrating the operations, technologies and information system of the acquired companies;

     . increased costs to improve managerial, operational, financial and administrative systems and to eliminate duplicative services;

     .  the incurrence of unforeseen obligations or liabilities;

     . potential impairment of relationships with employees or customers as a result of changes in management; and

     . increased interest expense and amortization of acquired intangible assets.

     Acquisitions may also materially and adversely affect our operating results due to large write-offs, contingent liabilities, substantial depreciation, deferred compensation charges or goodwill amortization, or other adverse tax or audit consequences.

     Our competitors are also soliciting potential acquisition candidates, which could both increase the price of any acquisition targets and decrease the number of attractive companies available for acquisition. We cannot assure you that we will be able to consummate any additional acquisitions, successfully integrate any acquisitions or realize the benefits anticipated from any acquisition.

     Acquisitions, combined with the expansion of our business units and recent growth has placed and is expected to continue to place a significant strain on our resources. To accommodate this growth, we anticipate that we will be required to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems. All of these updates will require substantial additional expense as well as management effort. Our failure to manage growth and integrate our acquisitions successfully could adversely affect our business, financial condition and results of operations.

     We Depend on Government Contracts and Subcontracts and Face Additional Risks Related to Fixed Price Contracts. A significant portion of the sales by Iteris and a portion of our sales by Zyfer were derived from contracts with governmental agencies, either as a general contractor, subcontractor or supplier. Government contracts represented approximately 25% and 26% of our total net sales and contract revenues for the years ended March 31, 2000 and 2001, respectively. We anticipate that revenue from government contracts will continue to increase in the near future. Government business is, in general, subject to special risks and challenges, including:

     .  long purchase cycles;

     .  competitive bidding and qualification requirements;

     .  performance bond requirements;

     .  delays in funding, budgetary constraints and cut-backs; and

     . milestone requirements and liquidated damage provisions for failure to meet contract milestones.

     In addition, a large number of our government contracts are fixed price contracts. As a result, we may not be able to recover for any cost overruns. These fixed price contracts require us to estimate the total project cost based on preliminary projections of the project's requirements. The financial viability of any given project depends in large part on our ability to estimate these costs accurately and complete the project on a timely basis. In the event our costs on these projects exceed the fixed contractual amount, we will be required to bear the excess costs. These additional costs adversely affect our financial condition and results of operations. Moreover, certain of our government contracts are subject to termination or renegotiation at the convenience of the government, which could result in a large decline in our net sales in any given quarter. Our inability to address any of the foregoing concerns or the loss or renegotiation of any material government contract could seriously harm our business, financial condition and results of operations.

     The Markets in Which We Operate Are Highly Competitive and Have Many More Established Competitors. We compete with numerous other companies in our target markets and we expect such competition to increase due to technological advancements, industry consolidations and reduced barriers to entry. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our business, financial condition and results of operations. Many of our competitors have far greater name recognition and greater financial, technological, marketing and customer service resources than we do. This may allow them to respond more quickly to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources to the development, promotion, sale and support of their products than we can. Recent consolidations of end users, distributors and manufacturers in our target markets have exacerbated this problem. As a result of the foregoing factors, we may not be able to compete effectively in our target markets and competitive pressures could adversely affect our business, financial condition and results of operations.

     We Cannot Be Certain of Our Ability to Attract and Retain Key Personnel and We Do Not Have Employment Agreements with Any Key Personnel. Due to the specialized nature of our business, we are highly dependent on the continued service of our executive officers and other key management, engineering and technical personnel, particularly Joel Slutzky, our Chief Executive Officer and Chairman of the Board, and Gregory A. Miner, our Chief Operating Officer and Chief Financial Officer. We do not have any employment contracts with any of our four officers or key employees. The loss of any of these persons would seriously harm our development and marketing efforts, and would adversely affect our business. Our success will also depend in large part upon our ability to continue to attract, retain and motivate qualified engineering and other highly skilled technical personnel. Competition for employees, particularly development engineers, is intense. We may not be able to continue to attract and retain sufficient numbers of such highly skilled employees. Our inability to attract and retain additional key employees or the loss of one or more of our current key employees could adversely affect upon our business, financial condition and results of operations.

     We May Not be Able to Adequately Protect or Enforce Our Intellectual Property Rights. If we are not able to adequately protect or enforce the proprietary aspects of our technology, competitors could be able to access our proprietary technology and our business, financial condition and results of operations will likely be seriously harmed. We currently attempt to protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee and third party nondisclosure agreements and similar means. Despite our efforts, other parties may attempt to disclose, obtain or use our technologies or solutions. Our competitors may also be able to independently develop products that are substantially equivalent or superior to our products or design around our patents. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately in the United States or abroad.

     From time to time, we have received notices that claim we have infringed upon the intellectual property of others. Even if these claims are not valid, they could subject us to significant costs. We have engaged in litigation in the past, and litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could subject us to significant liabilities to third parties, require us to license disputed rights from others or require us to cease marketing or using certain products or technologies. We may not be able to obtain any licenses on terms acceptable to us, or at all. We also may have to indemnify certain customers or strategic partners if it is determined that we have infringed upon or misappropriated another party's intellectual property. Any of these results could adversely affect on our business, financial condition and results of operations. In addition, the cost of addressing any intellectual property litigation claim, both in legal fees and expenses, and the diversion of management resources, regardless of whether the claim is valid, could be significant and could seriously harm our business, financial condition and results of operations.

     The Trading Price of Our Common Stock Is Volatile. The trading price of our common stock has been subject to wide fluctuations in the past. Since January 2000, our Class A common stock has traded at prices as low as $1.88 per share and as high as $29.44 per share. We may not be able to increase or sustain the current market price of our common stock in the future. As such, you may not be able to resell your shares of common stock at or above the price you paid for them. The market price of our common stock could continue to fluctuate in the future in response to various factors, including, but not limited to:

     .    quarterly variations in operating results;

     .    our ability to control costs and improve cash flow;

     .    shortages announced by suppliers;

     . announcements of technological innovations or new products by our competitors, customers or us;

     .    acquisitions or businesses, products or technologies;

     .    changes in pending litigation or new litigation;

     .    changes in investor perceptions;

     .    our ability to spin-off any business unit;

     .    applications or product enhancements by us or by our competitors; and

     . changes in earnings estimates or investment recommendations by securities analysts.

     The stock market in general has recently experienced volatility, which has particularly affected the market prices of equity securities of many high technology companies. This volatility has often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, companies that have experienced volatilities in the market price of their securities have been the subject of securities class action litigation. If we were to become the subject of a class action lawsuit, it could result in substantial losses and divert management's attention and resources from other matters.

     We Are Controlled by Certain of Our Officers and Directors. As of June 21, 2001, our officers and directors beneficially owned approximately 28% of the total combined voting power of the outstanding shares of our Class A common stock and Class B common stock. As a result of their stock ownership, our management will be able to significantly influence the election of our directors and the outcome of corporate actions requiring stockholder approval, such as mergers and acquisitions, regardless of how our other stockholders may vote. This concentration of voting control may have a significant effect in delaying, deferring or preventing a change in our management or change in control and may adversely affect the voting or other rights of other holders of common stock.

     Our Stock Structure and Certain Anti-Takeover Provisions May Affect the Price of Our Common Stock. Certain provisions of our certificate of incorporation and our stockholder rights plan could make it difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Our Class A common stock entitles the holder to one-tenth of one vote per share and our Class B common stock entitles the holder to one vote per share. The disparity in the voting rights between our common stock, as well as our insiders' significant ownership of the Class B common stock, could discourage a proxy contest or make it more difficult for a third party to effect a change in our management and control. In addition, our Board of Directors is authorized to issue, without stockholder approval, up to 2,000,000 shares of preferred stock with voting, conversion and other rights and preferences superior to those of our common stock, as well as additional shares of Class B common stock. Our future issuance of preferred stock or Class B common stock could be used to discourage an unsolicited acquisition proposal.

     In March 1998, we adopted a stockholder rights plan and declared a dividend of preferred stock purchase rights to our stockholders. In the event a third party acquires more than 15% of the outstanding voting control of our company or 15% of our outstanding common stock, the holders of these rights will be able to purchase the junior participating preferred stock at a substantial discount off of the then current market price. The exercise of these rights and purchase of a significant amount of stock at below market prices could cause substantial dilution to a particular acquiror and discourage the acquiror from pursuing our company. The mere existence of a stockholder rights plan often delays or makes a merger, tender offer or proxy contest more difficult.

     We Do Not Pay Cash Dividends. We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends on either class of our common stock in the foreseeable future.

     We May Be Subject to Additional Risks. The risks and uncertainties described above are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-___________). The documents we incorporate by reference are:

1. Our Annual Report on Form 10-K/A for the fiscal year ended March 31, 2001 filed with the SEC on July 30, 2001;

2. The description of our Class A common stock contained in our registration statement on Form 8-A filed with the SEC on October 14, 1987 under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such; and

3. The description of our preferred stock purchase rights contained in our registration statement on Form 8-A filed with the SEC on May 1, 1998 under
     Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents we subsequently file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference. We will not provide copies of exhibits to such documents unless such exhibits are specifically incorporated by reference into such document. Requests for documents should be submitted in writing to the Secretary, at Odetics, Inc., 1515 South Manchester Avenue, Anaheim, California 92802 or by telephone at (714) 774-5000.

                          FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Risk Factors" below and elsewhere in, or incorporated by reference into, this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS

     The selling stockholders will receive all of the net proceeds from the sale of the Class A common stock offered by this prospectus. Accordingly, we will not receive any proceeds from sales of these shares.

                             SELLING STOCKHOLDERS

     The following table sets forth the number of shares of our Class A Common Stock owned by each of the selling stockholders. All information contained in the table below is based upon their beneficial ownership as of July 20, 2001. We are not able to estimate the number of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares.


                                                                      Number of          Shares Beneficially
                                              Number of Shares         Shares          Owned After Offering(2)
                                                                                     --------------------------
Selling Stockholder                          Beneficially Owned     Being Offered     Number     Percentage(1)
------------------------------------------  --------------------   ---------------   --------   ---------------
Abbas Mohaddes............................         75,716               36,453        39,263          *
Michael P. Meyer..........................         78,816               36,453        42,363          *
Gary Hamrick..............................          5,725                3,829         1,896          *
Viggen Davidian...........................          5,593                2,005         3,588          *

                                            --------------------   ---------------   --------   ---------------
  Total...................................        165,850               78,740        87,110          *

_______________

* Represents beneficial ownership of less than 1% of the outstanding shares of Class A common stock.

(1) Based on 9,542,889 shares of Class A Common Stock outstanding on June 21, 2001.

(2) This table assumes that all shares owned by the selling stockholders which are offered by this prospectus are being sold. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The selling stockholders also may offer and sell less than the number of shares indicated. The selling stockholders are not making any representation that any shares covered by this prospectus will or will not be offered for sale.

     This prospectus also covers any additional shares of Class A common stock which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Class A common stock. In addition, this prospectus covers the preferred stock purchase rights which currently trade with the Class A common stock and entitle the holder to purchase additional shares of Class A common stock under certain circumstances.

     Except as indicated, we are not aware of any material relationship between our company and any selling stockholder within the past three years other than as a result of the ownership of the stockholder's shares. Abbas Mohaddes and Michael Meyer are currently the President and Vice President, respectively, of Meyer, Mohaddes Associates, Inc., a subsidiary of Iteris, Inc., and Gary Hamrick and Viggen Davidian are presently employees of Iteris, Inc. All of the selling stockholders acquired the shares offered by this prospectus in connection with the Agreement and Plan of Reorganization among us, Iteris, Inc. (formerly known as Odetics ITS, Inc.), MMA Acquisition Corp., Meyer, Mohaddes Associates, Inc. and the selling stockholders dated October

16, 1998. Pursuant to these agreements, we agreed to effect a shelf registration (of which this prospectus is a part) of all of these shares in order to permit the selling stockholders to sell these shares from time to time in the public market or in privately-negotiated transactions. We have agreed to prepare and file any amendments and supplements to the registration statement relating to these shares as may be necessary to keep the registration statement effective for at least six months following the effective date of this registration statement.

     We have also agreed to pay for all expenses of this offering other than fees and expenses of counsel for the selling stockholders and any underwriting discounts and commissions and brokerage commissions and fees.

                             PLAN OF DISTRIBUTION

     We are registering all 78,740 shares on behalf of certain selling stockholders. All of the selling stockholders acquired their shares from us in connection with our acquisition of Meyer, Mohaddes Associates, Inc. pursuant to the Agreement and Plan of Reorganization dated October 16, 1998, as amended, among Odetics, Iteris, Inc., Meyer, Mohaddes Associates, Inc. and the selling stockholders. We will not receive any of the proceeds from this offering.

     The selling stockholders named in this prospectus or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus may sell these shares from time to time. The selling stockholders will act independently of Odetics in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

        . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        . purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

        . an exchange distribution in accordance with the rules of such exchange;

        . ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

        .  in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

     The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares under this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

     In addition, any securities covered by this prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker- dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling stockholders.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchase and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

        . the name of each such selling stockholder and of the participating broker-dealer(s),

        .  the number of shares involved,

        .  the price at which such shares were sold,

        . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

        . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

        .  other facts material to the transaction.

     In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                                INDEMNIFICATION

     Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in their capacities as officers and directors, including for liabilities under the Securities Act. Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law. Our bylaws also require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. The bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Our certificate of incorporation provides that, under Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     We have also entered into agreements to indemnify our directors, the directors of certain of our subsidiaries and certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify our directors and certain of our officers for certain expenses, attorneys' fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or for us, on account of services as our director or officer, or as a director or officer of any other company or enterprise to which the person provides services at our request.

                                 LEGAL MATTERS

     The legality of the shares offered hereby will be passed upon for Odetics by Brobeck, Phleger & Harrison LLP, Irvine, California.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K/A for the year ended March 31, 2001, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to our consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.


                                 =============

                               TABLE OF CONTENTS

                                 =============

                                                                           Page
                                                                           ----
RISK FACTORS...............................................................  3

WHERE YOU CAN FIND MORE
INFORMATION................................................................ 13

FORWARD-LOOKING STATEMENTS................................................. 14

USE OF PROCEEDS............................................................ 14

SELLING STOCKHOLDERS....................................................... 15

PLAN OF DISTRIBUTION....................................................... 16

INDEMNIFICATION............................................................ 18

LEGAL MATTERS.............................................................. 19

EXPERTS.................................................................... 19






                                 ODETICS, INC.



                                 78,740 Shares
                                      of
                             Class A Common Stock




                                 -------------

                                  PROSPECTUS

                                 -------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the various costs and expenses to be paid by us with respect to the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

     SEC Registration Fee...........................................................  $    43
     Printing Expenses..............................................................    2,000
     Legal Fees and Expenses........................................................    5,000
     Accounting Fees and Expenses...................................................    5,000
     Miscellaneous..................................................................    2,500
          Total.....................................................................  $14,543
                                                                                      =======

Item 15. Indemnification of Directors and Officers

     Under Section 145 of the Delaware General Corporation Law, Odetics can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Odetics' bylaws provide that Odetics will indemnify its directors and officers to the fullest extent permitted by law and require Odetics to advance litigation expenses upon receipt by Odetics of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. The bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Odetics' certificate of incorporation provides that, under Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to Odetics and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Odetics or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     Odetics has entered into agreements to indemnify its directors, the directors of certain of its subsidiaries and certain of its officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify Odetics' directors and certain of its officers for certain expenses, attorneys' fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of Odetics, on account of services as a director or officer of Odetics, or as a director or officer of any other company or enterprise to which the person provides services at the request of Odetics.

Item 16. Exhibits

Exhibit
Number
-------
  5.1      Opinion of Brobeck, Phleger & Harrison LLP.
 23.1      Consent of Independent Auditors.
 23.2      Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
 24.1      Power of Attorney (reference is made to page II-5 of this Registration Statement).

Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the SEC under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of Odetics' Annual Report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Odetics pursuant to the foregoing provisions, or otherwise, Odetics has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Odetics of expenses incurred or paid by a director, officer or controlling person of Odetics in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Odetics will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on the 1st day of August, 2001.

                                     ODETICS, INC.



                                     By:  /s/ JOEL SLUTZKY
                                         ----------------------
                                          Joel Slutzky,
                                          Chief Executive Officer, President and
                                          Chairman of the Board



                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Joel Slutzky and Gregory A. Miner, jointly and severally, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

               Signature                                Title                            Date
               ---------                                -----                            ----
 /s/ JOEL SLUTZKY                        Chief Executive Officer, President         August 1, 2001
---------------------------------------  and Chairman of the Board
          Joel Slutzky                   (principal executive officer)

/s/ GREGORY A. MINER                     Vice President, Director, Chief            August 1, 2001
---------------------------------------  Operating Officer and Chief
         Gregory A. Miner                Financial Officer
                                         (principal financial officer)

/s/ KEVIN C. DALY                        Director                                   August 1, 2001
---------------------------------------
          Kevin C. Daly

/s/ CRANDALL GUDMUNDSON                     Director                                August 1, 2001
---------------------------------------
       Crandall Gudmundson

/s/ JERRY F. MUENCH                         Director                                August 1, 2001
---------------------------------------
         Jerry F. Muench

/s/ JOHN W. SEAZHOLTZ                       Director                                August 1, 2001
---------------------------------------
        John W. Seazholtz

/s/ THOMAS L. THOMAS                        Director                                August 1, 2001
---------------------------------------
       Thomas L. Thomas

/s/ PAUL E. WRIGHT                          Director                                August 1, 2001
---------------------------------------
         Paul E. Wright

/s/ GARY SMITH                              Vice President and Controller           August 1, 2001
---------------------------------------     (principal accounting officer)
             Gary Smith

                               INDEX OF EXHIBITS

Exhibit
Number
-------
  5.1        Opinion of Brobeck, Phleger & Harrison LLP
 23.1        Consent of Independent Auditors
 23.2        Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1)
 24.1        Power of Attorney (reference is made to page II-5 of this Registration Statement)